Exhibit 4.5

AGREEMENT BETWEEN GRUPO AVAL ACCIONES Y VALORES S.A. AND ADMINEGOCIOS & CIA. S.C.A. REGARDING MANDATORILY CONVERTIBLE BONDS ISSUED BY BANCO DE BOGOTA

AGREEMENT REGARDING MANDATORILY CONVERTIBLE BONDS
ISSUED BY BANCO DE BOGOTA

By and between the undersigned, on the one hand DIEGO RODRIGUEZ PIEDRAHITA, of age, domiciled in the city of Bogota D.C., identified with Citizenship Card No. xxxxxxxx, acting on behalf and in representation of GRUPO AVAL ACCIONES Y VALORES S.A., a company duly incorporated by means of Public Deed No. 43 of 7 January 1994 issued at Public Notary 23 of Bogota as certified in the respective Certificate of Existence and Legal Representation, duly authorized by the General Meeting of Stockholders  as evidenced in Minutes No. 51 of 16 November 2010, who, for purposes of this agreement will hereinafter be denominated “Grupo Aval” or just “AVAL” and, on the other hand, HECTOR VESGA PERDOMO, of age, domiciled in the city of Bogota D.C., identified with Citizenship Card No. xxxxxxxx, acting in this agreement on behalf and in representation of ADMINEGOCIOS & CIA. S.C.A., a company duly incorporated by means of Public Deed No. 15745 issued at Public Notary 29 of the city of Bogota on 24 December 2002, as certified by the corresponding Certificate of Existence and Legal Representation, who, for the effects of this agreement shall be hereinafter denominated “ADMINEGOCIOS”, jointly referred to herein as The “PARTIES”, subscription is made of this agreement for the partial assignment of the preferential right and other related matters under the following:

WHEREAS:

ONE - GRUPO AVAL is the owner of 155,625,225 shares of BANCO DE BOGOTÁ S.A. (hereinafter the “BANK”) equivalent to 65.32% of its capital stock;

TWO – As per the public offering made on November 19, 2010 by means of notice published, amongst other, in newspaper EL TIEMPO, the BANK is in process of issuing and placing mandatorily convertible bonds (hereinafter “BOCEAS”) in the amount of two trillion and five hundred billion pesos (Ps 2,500,000,000,000);

THREE - GRUPO AVAL is interested in the subscription of the total amount of the BOCEAS to which it is entitled in accordance with its preferential right and for such effects it has reached an agreement with ADMINEGOCIOS for the partial assignment to this company of the right to subscribe that corresponds to AVAL in the aforementioned issue, under the conditions established in this agreement;

FOUR – That in order for ADMINEGOCIOS to be in capacity to fulfill the agreement incorporated in this document, as hereinafter stated, it is necessary for GRUPO AVAL to partially assign the preferential right it holds in the subscription of the BOCEAS in favor of ADMINEGOCIOS, with the understanding that the latter commits and undertakes to subscribe and pay for the BOCEAS in accordance with the preferential right that is assigned by GRUPO AVAL, which assignment has been authorized by the General Meeting of Stockholders of AVAL, as recorded in Minutes No. 51 of 16 November 2010;

FIVE - ADMINEGOCIOS declares it has the funds necessary to acquire the BOCEAS, in accordance with the right assigned by GRUPO AVAL.

SIX – On the basis of the above, the PARTIES have subscribed the agreement that is contained in the following

CLAUSES:

ONE – ASSIGNMENT OF THE PREFERENTIAL RIGHT: GRUPO AVAL will assign to ADMINEGOCIOS a portion of its preferential right, equivalent to up to 10.42% of the total issue of BOCEAS made by the BANK.

AGREEMENT BETWEEN GRUPO AVAL ACCIONES Y VALORES S.A. AND ADMINEGOCIOS & CIA. S.C.A. REGARDING MANDATORILY CONVERTIBLE BONDS ISSUED BY BANCO DE BOGOTA	2

In accordance with numeral 4 of the notice of public offering of the BOCEAS, GRUPO AVAL must issue a written communication to the BANK informing that it has assigned to ADMINEGOCIOS the portion of its preferential right in the issuance of BOCEAS that is described in the previous paragraph.

TWO – ACQUISITION OF BOCEAS: ADMINEGOCIOS hereby commits to the acquisition, with its own resources, of the BOCEAS issued by the BANK which right of subscription has been assigned to it by GRUPO AVAL, per Clause One of this agreement, during the tenor of the offer of BOCEAS that the BANK has made to its shareholders.

THREE – PURCHASE OPTION: ADMINEGOCIOS grants to AVAL an option for, commencing two months after the date of the first subscription by ADMINEGOCIOS and during a period of two years, for AVAL to acquire from ADMINEGOCIOS those BOCEAS subscribed by ADMINEGOCIOS in due development of this agreement (or the underlying shares if, as of such date, the respective conversion has taken place).

FOUR – OPTION TO SELL: In equal conditions, AVAL grants to ADMINEGOCIOS an option for, commencing two months after the date of the first subscription by ADMINEGOCIOS and during a period of two years, ADMINEGOCIOS may sell to AVAL the BOCEAS subscribed by ADMINEGOCIOS in development of this agreement (or the underlying shares if, as of such date, the respective conversion has taken place).

FIVE – ASSIGNMENT OF THE RIGHT TO INCREASE: GRUPO AVAL may also assign to ADMINEGOCIOS up to 15.951% of the right to increase to which it is entitled in accordance with numeral 3 of the notice of public offering published regarding the BOCEAS. For such purposes, should GRUPO AVAL decide to carry-out this assignment, it shall inform so, in writing, to ADMINEGOCIOS and the BANK, as soon as it receives notice from the BANK informing the offer of increase with indication of the percentage of the right to increase that is to be assigned.

SIX – OBLIGATION TO SUBSCRIBE THE BOCEAS: ADMINEGOCIOS commits to the acquisition of all BOCEAS that correspond to the assignment of the right to increase as performed in its favor by GRUPO AVAL.

SEVEN – OBLIGATION TO TRANSFER THE BOCEAS: In the event that any of the two options granted becomes effective, the transfer will be carried out in fulfillment of the following conditions: ADMINEGOCIOS will transfer to GRUPO AVAL and, in turn, GRUPO AVAL will acquire all BOCEAS that ADMINEGOCIOS has acquired during the process of issue conducted by BANK that correspond to BOCEAS acquired by virtue of the assignment or assignments made by AVAL in favor of ADMINEGOCIOS, in accordance with the following rules:

a)
Formality and effectiveness: In full compliance with applicable regulations, ADMINEGOCIOS shall deliver to GRUPO AVAL, under title of property, the BOCEAS acquired, upon the single requirement that AVAL, in writing, issues in such regard. In turn, GRUPO AVAL shall acquire from ADMINEGOCIOS, under title of property, the BOCEAS acquired by ADMINEGOCIOS, upon the single requirement that ADMINEGOCIOS, in writing, issues to AVAL in such regard. For these effects, this agreement and the requirement constitute the executive title.

b)
Validity: The PARTIES may present the requirement to which reference is made in the literal above after two (2) months from the date of the first subscription of BOCEAS by ADMINEGOCIOS and, in all cases, during a period of time that shall not, under any circumstance, exceed a tenor of two (2) years commencing two months after the first subscription of BOCEAS by ADMINEGOCIOS.

c)	Formalization: The PARTIES will proceed as follows:

AGREEMENT BETWEEN GRUPO AVAL ACCIONES Y VALORES S.A. AND ADMINEGOCIOS & CIA. S.C.A. REGARDING MANDATORILY CONVERTIBLE BONDS ISSUED BY BANCO DE BOGOTA	3

i)
Should AVAL be the party that issues the requirement, it shall have secured the authorization required under the terms of Article 88 of the Organic Statute of the Financial System. On the other hand, should it be ADMINEGOCIOS the party that issues the requirement, once such requirement has been received by AVAL and during a period of time which shall not exceed five (5) working days commencing on the date following receipt of the requirement, AVAL shall request authorization from the Financial Superintendence in the terms established by the above mentioned regulation.

ii)
Since the transfer to which reference is made in this clause does constitute a transaction between the same real beneficiary, in accordance with the definition established under Article 6.1.1.1.3 of Decree 2555 of 2010, the PARTIES will fulfill all regulations of the public securities market as applicable to this sort of transfer and in particular to those established in Articles 6.15.1.1.3 and 7.5.1.1.2 of said decree, the latter being applicable if the PARTIES agree to carry the transaction through the stock exchange.

iii)
The transaction will be conducted on the fifth working day following that in which AVAL has secured the authorization referred to in Article 88 of the Organic Statute of the Financial System and once fulfillment has been made of the deadlines established in Articles 6.15.1.1.3 and 7.5.1.1.2 of Decree 2555 of 2010, as the case may be.

PARAGRAPH: Notwithstanding the above, the PARTIES may agree to carry out partial transfers of BOCEAS during the tenor of this agreement, in which case they will abide by the rules stated herein.

EIGHT – OBLIGATIONS OF GRUPO AVAL: At the time of delivery, in property, of the BOCEAS, in the manner and under the terms established in the Clauses above, GRUPO AVAL will deliver to ADMINEGOCIOS: (i) the amount corresponding to the subscription price paid by ADMINEGOCIOS when acquiring the BOCEAS, plus (ii) an overprice equivalent to 6.5% per annum (or the equivalent fraction corresponding to time elapsed) over such value.

NINE – PROCEDURE IF CONVERSION HAS TAKEN PLACE: In case conversion of BOCEAS into shares of the BANK has taken place in accordance with the Rules of the BOCEAS, without effective transfer of such BOCEAS to GRUPO AVAL, the PARTIES agree that the rules established in this agreement will be applied with respect to the shares that result from such conversion.

TEN – EXERCISE OF RIGHTS UNDER EITHER BOCEAS or SHARES: During the period in which ADMINEGOCIOS is the owner of the BOCEAS or the owner of the underlying shares, it shall have full right to exercise all prerogatives to which it is entitled as owner but, obviously, respecting the terms of the option that it has granted to GRUPO AVAL under the terms of this agreement.

ADMINEGOCIOS will be entitled to receive all interest accrued from the date of subscription of the BOCEAS through the date in which ADMINEGOCIOS delivers, under title of property, the BOCEAS to GRUPO AVAL. It is understood that, in any case, dividends corresponding to the respective shares will also be earned by ADMINEGOCIOS through the date of the respective divestiture.

ELEVEN – TERMINATION OF THE AGREEMENT: This agreement will be terminated (i) upon completion of the transfer referred to in Clause seven of this agreement or (ii) if after the two –year period commencing on the date of the first subscription of the BOCEAS by ADMINEGOCIOS, none of the PARTIES has exercised the options to which reference is made in Clauses Three and Four of this agreement.

TWELVE - ASSIGNMENT: None of the PARTIES may assign this agreement, wholly or partially, nor will they assign the rights and obligations incorporated therein, without the prior written consent of the other party.

AGREEMENT BETWEEN GRUPO AVAL ACCIONES Y VALORES S.A. AND ADMINEGOCIOS & CIA. S.C.A. REGARDING MANDATORILY CONVERTIBLE BONDS ISSUED BY BANCO DE BOGOTA	4

THIRTEEN – ARBITRATION: Any difference that may arise between the PARTIES regarding the signing, interpretation, execution, termination and liquidation of this agreement, will be submitted to the ruling of an Arbitration Court integrated by three (3) arbitrators who shall be lawyers in exercise of the profession and who will decide in law. Said referees shall be elected by the Center of Arbitration of the Chamber of Commerce of Bogota. The Court will meet in Bogota and will be subject and administered in accordance with the rules and procedures of said center of arbitration.

FOURTEEN – PLACE OF EXECUTION OF THE OBLIGATIONS: The obligations derived from this agreement will be executed in the city of Bogota D.C.

FIFTEEN – MISCELLANEOUS PROVISIONS: 15.1 Each of the PARTIES declares and represents that it enjoys full capacity to celebrate this agreement and has secured all required statutory authorizations for such effect. 15.2 Any and all amendments made to the present agreement shall be made in writing and by means of a document jointly executed by the PARTIES. 15.3 The annulment of any of the clauses of this agreement will have no effect over the remaining clauses which shall continue to carry full force and effect between the PARTIES with exception of the annulment of the essential clause of this agreement. 15.4 This agreement constitutes the entire agreement of the PARTIES and as such it replaces and supersedes any other prior written or verbal agreement between them. 15.5 Expenses and or taxes derived from this agreement will be jointly shared in halves by the PARTIES. 15.6 This agreement is ruled by mercantile and civil regulations effective in the Republic of Colombia.

In evidence of the above, the PARTIES sign this agreement on the twenty fourth (24th) day of the month of November of 2010, in two originals of the same tenor.

By GRUPO AVAL ACCIONES Y VALORES S.A.

/S/ DIEGO RODRIGUEZ PIEDRAHITA
C.C. 19.391.085 issued in Bogota
First Alternate of the President

By ADMINEGOCIOS & CIA. S.C.A.

/S/ HECTOR VESGA PERDOMO
C.C. 17.130.184 issued in Bogota
Legal Representative